EXHIBIT 99.1

NeuroMetrix Reports Q4 and Full Year 2017 Financial Results

Q4 revenue $4.9M up 33%. Full year 2017 revenue $17.1M up 42%.

WALTHAM, Mass., Jan. 25, 2018(Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended December 31, 2017.

The Company develops and markets novel therapies, based on neurostimulation and digital medicine, for chronic health conditions. The Company’s primary product is Quell®, which is an over-the-counter wearable neurostimulation device for treating chronic pain. The Company also has a diagnostic business based on its DPNCheck® product, which is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

Highlights:

•	Q4 2017 revenue of $4.9 million grew 33% from $3.7 million in Q4 2016. Quell contributed $3.7 million and DPNCheck added $0.8 million revenue.

•	Full year 2017 revenue of $17.1 million grew 42% from $12.0 million in 2016. Quell contributed $12.4 million and DPNCheck contributed $3.1 million revenue.

•	Fourth quarter Quell shipments totaled 26,496 devices and 36,556 electrode reorder packages. This compared with 14,301 devices and 19,993 electrode reorder packages in Q4 2016.

•	Quell intellectual property assets were expanded in the fourth quarter with the issuance of a U.S. utility patent for novel technology that enhances Quell usability for those with an active lifestyle.

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In early Q1 2018 the Company reported a strategic collaboration with GlaxoSmithKline (NYSE:GSK) under which GSK Consumer Healthcare acquired Quell market rights outside the US while NeuroMetrix retained ownership for the US market. The companies will co-fund Quell technology development. GSK Consumer Healthcare paid $5 million for the Quell assets related to markets outside the US and will pay up to $21.5 million upon the achievement of certain development and commercialization milestones.

"Our revenue growth in Q4 and full year 2017 reflects strong Quell unit volume growth throughout the periods. It continues the upward trend of the past two and a half years since Quell launch in Q2 2015," said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. "We are pleased to begin our partnership with GSK Consumer Healthcare. This will expand access to Quell technology among chronic pain sufferers around the world while we continue to focus on building Quell into a leading U.S. consumer healthcare brand. It will also strengthen our capital structure.”

Financial Highlights:

The Company reported its financial highlights results for Q4 2017. Total revenues were $4.9 million versus $3.7 million for Q4 2016, an increase of 33%. Gross margin was 42.0% of total revenues versus 45.5% in Q4 2016, reflecting an increased weighting of Quell in revenues. Operating expenses were $5.0 million compared to $4.6 million in Q4 2016. Net loss was approximately $2.9 million in Q4 2017 compared to $2.8 million in Q4 2016. Net cash usage in Q4 2017 was $3.3 million, an improvement from $3.6 million in Q4 2016. The Company ended Q4 2017 with cash and cash equivalents of $4.0 million. The GSK payment in early Q1 2018 described above, increased the Company’s cash resources to approximately $9.0 million on a pro forma basis.

For the years ended December 31, total revenues were $17.1 million in 2017 compared to $12.0 million in 2016. Net loss was $12.9 million in 2017, an improvement of $2.0 million from $14.9 million in 2016.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, January 25, 2018 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 844-787-0799 and use the confirmation code 9869499. Internationally, the conference call may be accessed by dialing (661) 378-9630 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 855-859-2056, domestically and 404-537-3406, internationally. The confirmation code to access the replay is 9869499. The replay will be available for one week after the conference call.

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues	$4,929,475	$3,715,432	$17,092,336	$12,027,528
Cost of revenues	2,857,537	2,026,299	10,235,538	7,113,005
Gross profit	2,071,938	1,689,133	6,856,798	4,914,523
Operating expenses:
Research and development	876,191	907,062	3,497,636	4,394,353
Sales and marketing	2,315,366	2,655,976	10,751,863	10,855,445
General and administrative	1,764,322	990,209	5,689,917	4,872,670
Total operating expenses	4,955,879	4,553,247	19,939,416	20,122,468
Loss from operations	(2,883,941)	(2,864,114)	(13,082,618)	(15,207,945)
Interest income	3,867	2,102	14,885	19,132
Change in fair value of warrant liability	—	47,789	208,480	275,662
Net loss	$(2,880,074)	$(2,814,223)	$(12,859,253)	$(14,913,151)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31, 2017	December 31, 2016

Cash and cash equivalents	$4,043,681	$3,949,135
Other current assets	5,059,693	3,637,788
Noncurrent assets	495,850	696,968
Total assets	$9,599,224	$8,283,891

Current liabilities	$4,581,835	$3,318,486
Common stock warrants	—	4,641
Stockholders’ equity	5,017,389	4,960,764
Total liabilities and stockholders’ equity	$9,599,224	$8,283,891